                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 aaiPharma Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [aaiPharma Inc. LOGO]

                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 2001

                             ---------------------

To the Stockholders of aaiPharma Inc.:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of aaiPharma Inc., formerly known as Applied Analytical Industries, Inc. (the "Company"), will be held on Friday, May 11, 2001 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405.

          1. To elect two (2) directors to serve for three-year terms and until their successors are elected and qualified;

          2. To approve the Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options to purchase Company common stock;

          3. To approve and adopt the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of up to 410,000 options to purchase Company common stock;

          4. To ratify and approve the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2001; and

          5. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has designated the close of business on March 22, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 9, 2001

          YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE COMPLETE, SIGN,
             DATE AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR
                      NOT YOU PLAN TO ATTEND THE MEETING.

                             [AAIPHARMA INC. LOGO]

                                 AAIPHARMA INC.
                           2320 SCIENTIFIC PARK DRIVE
                        WILMINGTON, NORTH CAROLINA 28405

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                                                                   April 9, 2001

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of aaiPharma Inc. (the "Company") for use at the annual meeting of stockholders (the "Annual Meeting") to be held on Friday, May 11, 2001 at 10:00 a.m., North Carolina time, at the corporate office of the Company, located at 2320 Scientific Park Drive, Suite 185, Wilmington, North Carolina 28405, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company's 2000 Annual Report to Stockholders commencing on or about April 10, 2001.

                          VOTING RIGHTS AND PROCEDURES

     Only stockholders of record of the common stock of the Company at the close of business on March 22, 2001 will be entitled to vote at the Annual Meeting. As of that date, a total of 17,655,001 shares of common stock ("Common Stock") were outstanding, each share being entitled to one vote. There is no cumulative voting. If a stockholder returns a proxy withholding authority to vote the proxy with respect to any or all of the nominees for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee or nominees. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "non-vote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum, but shall not be deemed to be present and entitled to vote at the Annual Meeting for purposes of calculating the vote with respect to any such matter.

     Shares of the Company's Common Stock represented by proxies in the form solicited will be voted in the manner directed by the stockholder. If no direction is given, the proxy will be voted for the election of the nominees for director named in this Proxy Statement, for the approval of the amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options, for the approval of the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of up to 410,000 options, and for the ratification and approval of Ernst & Young LLP as the Company's independent public accountants for the year ending December 31, 2001. Management of the Company is not aware of any matters to be acted upon at the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting. In the event that any other matters properly come before the Annual Meeting and call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these matters. A proxy may be revoked at any time before being exercised by delivery to an officer of the Company of a written notice of termination of the proxy's authority or a duly elected proxy bearing a later date.

                             ELECTION OF DIRECTORS

     The business and affairs of the Company are managed under the direction of its Board of Directors, which is presently comprised of eight members. The Board of Directors is classified, with the directors serving staggered three-year terms. Two directors have been nominated for election to the Company's Board of Directors at the Annual Meeting to hold office until the meeting of stockholders in year 2004 and until their successors have been duly elected and qualified (except in the case of earlier death, resignation or removal). The accompanying proxy may not be voted for more than two directors. The nominees for director have indicated their willingness to serve, but in case they are not candidates at the Annual Meeting, the person named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as director if elected. The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to elect the nominees for director. The Board of Directors recommends a vote FOR the election of the nominees for director. Information concerning the nominees for director and for each director whose term will continue after the Annual Meeting is set forth below.

                             NOMINEES FOR DIRECTOR
                              TERM TO EXPIRE 2004

     James L. Waters (age 75) has served as a director of the Company since 1981 and as a non-employee officer from 1982 until 1996. Mr. Waters is a private investor in numerous companies, is president of Cetek Corporation, a drug discovery company, and is the founder of Waters Associates, Inc., now known as Waters Corporation, a scientific instrumentation manufacturer.

     James G. Martin, Ph.D. (age 65) joined the Company's Board of Directors in 1999. Dr. Martin served as Governor of the State of North Carolina from 1984-1992 and currently is Corporate Vice President, Carolinas HealthCare System, a regional healthcare system. Dr. Martin also serves as a director of Duke Energy Corporation, Palomar Medical Technologies, Inc., and Family Dollar Stores, Inc.

                              TERM TO EXPIRE 2003

     John E. Avery (age 71) joined the Company's Board of Directors in 2000. Mr. Avery is a retired senior executive of Johnson & Johnson, a leading multinational healthcare products company, having served as Company Group Chairman of all operations in Latin America and the Caribbean.

     Frederick D. Sancilio, Ph.D. (age 51) is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. With more than 25 years' experience in the pharmaceutical industry, Dr. Sancilio worked with Burroughs-Wellcome Co., Schering-Plough Corporation, and Hoffmann-LaRoche, Inc. before founding the Company in 1979.

     William H. Underwood (age 53) is Executive Vice President, Corporate Development and Licensing, and has served as Chief Operating Officer from 1995 to 1997, as Executive Vice President of the Company since 1992, as Vice President from 1986 to 1992, and as a director since 1996. He has held positions in the pharmaceutical and cosmetic industries for more than 17 years, in positions including Director of Quality Assurance and Director of Manufacturing at Mary Kay Cosmetics, Inc. and Group Leader of Bacteriological Quality Control at Burroughs-Wellcome Co.

                              TERM TO EXPIRE 2002

     John M. Ryan (age 56) has served as a director of the Company since 1996. Mr. Ryan serves as managing partner of Ryan Partners, a business advisory and venture capital firm he founded in July 1996, and vice president of Cetek Corporation, a drug discovery company. Prior to founding Ryan Partners, Mr. Ryan served as a partner of Coopers & Lybrand, LLP (now PricewaterhouseCoopers LLP), an accounting firm, with which he was associated from 1972 to 1996. Mr. Ryan has served as a director of numerous private companies and as an officer and director of several not-for-profit corporations.

     Joseph H. Gleberman (age 43) joined the Company's Board of Directors in 1995. Mr. Gleberman has been employed by Goldman, Sachs & Co., an investment-banking firm, since 1982 and has been a Partner of Goldman, Sachs & Co. since 1990 and Managing Director since 1996. Mr. Gleberman serves as a director of Dade Behring Holdings, Inc. and BackWeb Technologies Ltd.

     Richard G. Morrison, Ph.D. (age 63) joined the Company's Board of Directors in 1999. Dr. Morrison is an Adjunct Professor of Business at the Cameron School of Business, University of North Carolina at Wilmington. Dr. Morrison has more than 30 years of pharmaceutical industry experience having served as president of Eli Lilly and Company's operations in Venezuela, Mexico and Brazil.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee consisting of Mr. Ryan and Drs. Martin and Morrison, and a Compensation Committee consisting of Mr. Ryan and Dr. Martin. The Audit Committee's function is to review and make recommendations to the Board of Directors with respect to certain financial and accounting matters. The Audit Committee met five (5) times during the fiscal year ended December 31, 2000. The Compensation Committee's function is to review and make certain determinations with respect to matters concerning the remuneration of employees, officers and directors and administer the Company's stock option plans. The Compensation Committee met three (3) times during the 2000 fiscal year. The Board of Directors does not have a standing nominating committee.

     During the 2000 fiscal year, the Board of Directors held six (6) meetings. Each director attended all of the total number of meetings of the Board of Directors and committees on which he served that were held during the period he was a member of the Board of Directors or such committees.

COMPENSATION OF DIRECTORS

     In March 1999, the Company amended its policy to compensate non-employee directors for Board participation. Under the amended policy, all non-employee directors of the Company receive $3,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors not held in connection with a regular Board meeting attended by such non-employee director. Non-employee directors receive $500 for each telephonic Board or committee meeting in which they participate. All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees thereof.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 22, 2001 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

                                                                NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED(a)     SHARES
------------------------                                      ---------------------   ----------
Frederick D. Sancilio, Ph.D. (b)............................        4,663,891            26.4%
James L. Waters (c).........................................        2,415,126            13.7%
The Goldman Sachs Group, L.P. (d)...........................        2,850,381            16.1%
Brown Capital Management, Inc. (e)..........................        2,640,300            15.0%
Joseph H. Gleberman (f).....................................               --              --
John M. Ryan................................................           51,000               *
James G. Martin, Ph.D.......................................           34,834               *
John E. Avery...............................................           15,000               *
Richard G. Morrison, Ph.D...................................           16,666               *
William H. Underwood (g)....................................          236,669             1.3%
Eugene T. Haley.............................................           56,300               *
Gregory S. Bentley..........................................           34,334               *
Richard Parker..............................................          350,886             2.0%
All executive officers and directors as a group (15
  persons)..................................................        7,895,489            44.7%

---------------

*    Less than 1%
(a) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Information in the table reflects options granted under the Company's 1995 Stock Option Plan, 1996 Stock Option Plan and the 1997 Stock Option Plan to the extent such options are or become exercisable within 60 days. Accordingly, the totals for the following executive officers and directors and all executive officers and directors as a group includes the following shares represented by options: Mr. Ryan, 50,000 shares; Mr. Underwood, 51,680 shares; Mr. Haley, 49,000 shares; Dr. Martin, 33,334 shares; Dr. Morrison, 16,666 shares; Mr. Bentley, 18,334 shares; Mr. Parker, 6,500 shares; and all executive officers and directors as a group, 248,848 shares.
(b) Dr. Sancilio's address is 2320 Scientific Park Drive, Wilmington, North Carolina 28405.
(c) Includes 461,057 shares of Common Stock beneficially owned by Mr. Waters's spouse. Mr. Waters's address is 47 New York Avenue, Framingham, Massachusetts 01701.
(d) Goldman, Sachs & Co. ("GS)" is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GSG"). GS, an NASD member, is an investment banking firm that regularly performs services such as acting as a financial advisor and serving as principal or agent in the purchase and sale of securities. GSG and GS may be deemed to own beneficially and indirectly in the aggregate 2,276,832 shares of the Company's Common Stock through certain investment partnerships (the "Limited Partnerships") of which affiliates of GS and GSG are the general partner, managing general partner or managing partner. GS is the investment manager of one or more of the Limited Partnerships. The address of GS is 85 Broad Street, New York, New York 10004.
(e) Based on Schedule 13G filed by Brown Capital Management, Inc. with the Securities and Exchange Commission dated February 14, 2001. The address of Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.
(f) Mr. Gleberman, a managing director of Goldman, Sachs & Co., disclaims beneficial ownership of the 2,875,385 shares which may be deemed beneficially owned by GSG as described in note (d) above. Mr. Gleberman, a managing director of GS, disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein.
(g)  Includes 925 shares beneficially owned by Mr. Underwood's children.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers and directors, as well as any holders of more than 10% of the Company's Common Stock, to file with the Securities Exchange Commission certain reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Based solely on review of such reports and certain representations furnished to it, the Company believes that during the fiscal year ended December 31, 2000, all officers and directors complied with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities in 2000 by: (i) the Company's chief executive officer and (ii) the Company's next four most highly compensated employees who were serving as executive officers on December 31, 2000, (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                COMPENSATION AWARDS
                                       ANNUAL COMPENSATION     ----------------------
NAME AND                             -----------------------   SECURITIES UNDERLYING        ALL OTHER
PRINCIPAL POSITION            YEAR   SALARY($)(a)   BONUS($)      OPTIONS/SARS(#)       COMPENSATION($)(b)
------------------            ----   ------------   --------   ----------------------   ------------------
Frederick D. Sancilio, Ph.D.  2000     400,000            0            45,000                  9,750(c)
  President and               1999     395,385            0                 0                 34,072(d)
  Chief Executive Officer     1998     341,667(e)         0                 0                 19,818(f)
Eugene T. Haley (g)           2000     250,000            0            25,000                  5,844(h)
  Executive Vice President    1999     259,616            0                 0                  3,108(i)
                              1998     201,923            0            65,000                  7,488(j)
Richard Parker (k)            2000     216,154       21,100                 0                  2,000(l)
  President                   1999     153,846       36,507            16,250                    423
  Medical & Technical         1998           0            0                 0                      0
  Research Associates, Inc.
David Johnston, Ph.D. (m)     2000     200,000            0            45,000                 65,802
  Executive Vice President    1999       3,846            0            35,000                      0
                              1998           0            0                 0                      0
Gregory S. Bentley (o)        2000     175,000       22,750            30,000                  5,500(p)
  Executive Vice President,   1999     100,288            0            40,000                    918(q)
  Secretary and General       1998           0            0                 0                      0
  Counsel

---------------

(a)  Includes salary amounts deferred pursuant to the Company's 401(k) plan.
(b) Such amounts include the Company's contributions under its 401(k) and profit sharing plans in the following amounts: Dr. Sancilio, $2,348 in 1998, $3,000 in 1999 and 0 in 2000; Mr. Haley, $3,000 in 1999 and $3,000 in
     2000; Richard Parker $423 in 1999 and 0 in 2000; Mr. Johnston 0 in both 1999 and 2000; and Mr. Bentley, 0 in 1999, and $3,000 in 2000.
(c) Reimbursement for expenses paid pursuant to Dr. Sancilio's employment agreement with the Company.
(d) Includes $31,072 in expense reimbursements paid pursuant to Dr. Sancilio's employment agreement with the Company.
(e) Includes $91,667 in salary paid by Endeavor Pharmaceuticals, Inc. ("Endeavor"), a company 14% owned by the Company.
(f) Includes $17,470 in expense reimbursements paid pursuant to Dr. Sancilio's employment agreement with the Company.
(g)  Mr. Haley joined the Company in February 1998.
(h) Includes $2,500 for executive car allowance and $344 in reimbursed medical expenses.
(i)  Includes $108 gift certificate.
(j)  Entire amount was for relocation expense payments.
(k) Mr. Parker joined the Company in March 1999 and serves as the President of the Company's wholly-owned subsidiary, Medical & Technical Research Associates, Inc.
(l)  Executive car allowance.
(m)  Dr. Johnston became an employee of the Company in December 1999.
(n) Includes $2,500 for executive car allowance and $63,302 in reimbursed relocation expenses.
(o)  Mr. Bentley became an employee of the Company in May 1999.
(p)  Executive car allowance.
(q)  Reimbursement for relocation expenses.

     The following table sets forth certain information with respect to options granted during 2000 to the executive officers named in the Summary Compensation Table.

                          STOCK OPTION GRANTS IN 2000

                                                     INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                  -------------------------------------------------------     VALUE AT ASSUMED
                                   NUMBER OF                                                   ANNUAL RATES OF
                                   SECURITIES    PERCENT OF TOTAL                                STOCK PRICE
                                   UNDERLYING      OPTIONS/SARS                               APPRECIATION FOR
                                    OPTIONS         GRANTED TO      EXERCISE                   OPTION TERM(a)
NAME AND                            GRANTED        EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
PRINCIPAL POSITION                   (#)(b)        FISCAL YEAR       ($/SH)       DATE        5%($)      10%($)
------------------                 ----------    ----------------   --------   ----------   ---------   ---------
Frederick D. Sancilio, Ph.D.....     45,000            5.5%          6.875      05-27-10     194,564     493,064
Eugene T. Haley.................     25,000            3.1%          6.875      05-27-10     108,091     273,924
Richard Parker..................          0              0               0             0           0           0
David Johnston, Ph.D............     30,000            3.7%          6.875      05-27-10     129,709     328,660
                                     15,000            1.8%          9.227      12-26-10      87,042     220,582
Gregory S. Bentley..............     25,000            3.1%          6.875      05-27-10     108,091     273,925
                                      5,000            0.6%          9.227      12-26-10      29,014      73,528

---------------

(a) Potential realizable value is based on an assumption that the price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(b) The options granted on May 27, 2000 vest on the seventh anniversary of the grant date, however, such vesting schedule may accelerate if certain financial targets are met. The options granted on December 26, 2000 vest in 33 1/3% increments at each of the twelfth, twenty-fourth, and thirty-six month anniversaries of the grant date.

     The following table sets forth certain information with respect to the value of options held at fiscal year end by the Named Executive Officers:

                     AGGREGATED 2000 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                      UNDERLYING             IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS         OPTIONS AT
                                                                 AT FISCAL YEAR-END(#)   FISCAL YEAR-END($)(a)
                                       SHARES                    ---------------------   ---------------------
     NAME AND                       ACQUIRED ON       VALUE          EXERCISABLE/            EXERCISABLE/
PRINCIPAL POSITION                  EXERCISE(#)    REALIZED($)       UNEXERCISABLE          UNEXERCISABLE)
------------------                  -----------    -----------   ---------------------   ---------------------
Frederick D. Sancilio, Ph.D........       0             0                 0/45,000               0/149,085
Eugene T. Haley....................       0             0            32,667/57,333               0/82,825
Richard Parker.....................       0             0             3,250/13,000               0/0
David Johnston, Ph.D...............       0             0            11,667/68,333          26,612/167,028
Gregory S. Bentley.................       0             0            13,334/56,666          22,402/132,428

---------------

(a) Market value of underlying securities at fiscal year end minus the exercise price of "in-the-money" options.

EMPLOYMENT AND COMPENSATION AGREEMENTS

     On November 17, 1995 (the "Signing Date"), the Company and Frederick D. Sancilio entered into an employment agreement (the "Employment Agreement") to secure Dr. Sancilio's services as Chairman of the Board and President of the Company. The Employment Agreement has an initial three-year term that is automatically extended for an additional one-year period on each anniversary of the Signing Date unless either party gives the other notice prior to the anniversary date of its intention not to extend the term of the Employment Agreement. Under the Employment Agreement, Dr. Sancilio will serve as the Company's Chairman of the Board, President and Chief Executive Officer, and the Company is required to use its best efforts to cause Dr. Sancilio to be re-elected to the Company's Board of Directors and to the boards of directors of affiliates of the Company on which boards of directors Dr. Sancilio was serving on the Signing Date and to be elected a director of any majority-owned subsidiary of the Company acquired after the Signing Date.

     The Employment Agreement was amended in March 1999 such that Dr. Sancilio's annual salary was increased to $400,000 (including any Endeavor Pharmaceuticals Inc. salary paid to Dr. Sancilio) from the initial annual aggregate salary of $350,000 set in November 1995. The salary amount may be increased by the Board of Directors and once increased may not be reduced. The Employment Agreement provides that Dr. Sancilio will be eligible to receive bonus compensation of up to 50% of his annual salary if the Company attains certain performance objectives set jointly by the Board of Directors and Dr. Sancilio. In addition, Dr. Sancilio will be eligible to participate in employee benefit plans made available generally to the Company's executive officers and any other Company compensation or incentive plans of a long or short-term nature, to receive an automobile allowance and to receive other perquisites not to exceed, in the aggregate, $35,000 per year.

     Under the Employment Agreement, the Company may terminate Dr. Sancilio's employment at any time, with or without cause, as defined in the Employment Agreement. In the event that the Company terminates Dr. Sancilio's employment without cause or in the event that Dr. Sancilio terminates his employment within 90 days of an event of constructive discharge (defined in the Employment Agreement to include, among other things, the removal of Dr. Sancilio from, or the failure of Dr. Sancilio to be elected to, the positions of Chairman of the Board or President, a reduction in Dr. Sancilio's responsibilities or relocation of the Company's principal executive offices by more than 30 miles from its current location), Dr. Sancilio would be entitled to receive payments aggregating three times his then current annual salary to be paid in monthly installments over two years, during which time Dr. Sancilio would continue to receive medical and life insurance benefits. The Employment Agreement requires Dr. Sancilio to refrain from certain activities in competition with the Company for a period of two years after the termination of his employment for any reason.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation policies applicable to the Company's executive officers and administering the Company's stock option plans. The goal of the Committee is to attract, retain and reward high-quality executives by aligning their compensation with the long-term financial health of the Company and long-term stockholder interests. The Committee is composed entirely of outside directors of the Company. The Committee's compensation policies are intended to provide compensation at levels competitive with other companies of similar size in the same industry.

BASE SALARIES

     The Company has not utilized specific formulas to determine executive compensation. The Committee has implemented a program to review and approve the initial compensation packages of all new executives. In addition, the Company in March 2000 conducted an industry survey (the "Survey") of the compensation practices of other companies within the industry. The Survey analyzed the mix of cash, bonus and equity components of compensation of each executive officer to ensure that each member of management and the Company's long-term interests are sufficiently aligned. The Survey resulted in one salary increase.

CASH BONUSES

     In 2000, the Company instituted an Executive Bonus Plan wherein executive officers of the Company are eligible for bonuses upon achieving established year-end corporate and departmental goals. The maximum bonus that is payable is 35% of the executive's base salary. Earned bonuses are to be paid in the first quarter of the following year. No bonuses have been paid under this plan.

     Under previous agreements between certain executive officers and the Company, three executive officers, Gregory S. Bentley, Richard Parker, and William J. Blank received bonuses of $22,750, $21,100 and $12,000 respectively, in 2000.

STOCK OPTIONS

     The Committee recognizes the importance of stock ownership by its senior executives and that such options are an integral component of executive compensation. The goals of the Company's option plans are to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The opportunity for individual financial growth tied to the financial growth of the Company helps ensure that the executives' and Company's interests are similarly focused. The Committee periodically reviews the Plans to ensure that they are structured to reflect the benefits offered by other companies in the Company's industry. For the options granted to executive officers in May 2000, the Committee extended from five years to seven years the option period previously provided for executive option grants with all options vesting in year seven; however, the vesting schedule may accelerate to annual pro rata amounts over either five or three years if certain corporate financial targets are met. At December 31, 2000, the financial targets were not met.

     The Company adopted two stock option plans in November 1995, but did not grant any options to employees until April 1996. The Company's stockholders approved an additional Stock Option Plan in May 1997 and amended the Plan in 1998 and 2000 to increase the number of options which may be granted. The Company granted 385,000 options to the executive officers, as a group, in 2000.

COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER

     The 2000 salary of the Company's Chief Executive Officer and President, Dr. Sancilio, was determined pursuant to a renewable three-year employment agreement with the Company dated November 17, 1995. The Company entered into the employment agreement in connection with, and as a part of, the Company's sale of preferred stock to certain institutional investors on November 17, 1995 (the preferred stock was converted into common stock upon completion of the Company's initial public offering in September 1996). The Board of Directors has delegated to the Committee its authority under the agreement to set Dr. Sancilio's base salary and determine the amount and performance criteria for the payment of bonuses. Under the agreement, Dr. Sancilio's base salary is to be reviewed at least annually. Dr. Sancilio agreed to forego any salary increase in 2000. The agreement provides that base salary may be increased in light of Dr. Sancilio's performance, competitive levels of compensation and other factors the Committee deems relevant. Dr. Sancilio's Employment Agreement was amended in March 1999 increasing the base salary to $400,000 from $350,000.

     The agreement also provides for a bonus, at least equal to 50% of base salary, if the Company attains target performance objectives agreed upon by the Committee and Dr. Sancilio. At Dr. Sancilio's request, the Committee agreed not to pay a bonus for 2000. This decision does not reflect the Committee's view of Dr. Sancilio's and the Company's performance in 2000, and the Committee anticipates that bonuses may be paid in the future for the level of performance increases attained in 2000.

     Under the agreement, Dr. Sancilio is also eligible to participate in other compensation or incentive plans in which other senior executives are eligible to participate. The Committee recommended, and the Board of Directors unanimously approved with Dr. Sancilio abstaining, to award Dr. Sancilio 45,000 options to purchase shares of AAI common stock at $6.875 per share. The exercise price was determined by the average of the high and low trading prices on the date the options were granted.

CAP ON DEDUCTION OF EXECUTIVE COMPENSATION

     Under Section 162(m) of the Internal Revenue Code, a public company may not deduct more than $1 million in compensation paid to one of its senior executive officers, unless the excess amount is performance-based compensation satisfying certain rules. The Company's stock option plans are designed to qualify under the performance-based compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Committee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to senior executive officers.

                                          Compensation Committee

                                          John M. Ryan
                                          James G. Martin, Ph.D.

                               PERFORMANCE GRAPH

     The rules of the Securities and Exchange Commission require the Company to include in this Proxy Statement a line graph presentation comparing cumulative total stockholder returns for the period beginning September 19, 1996 and ending on December 31, 2000 with a published industry index or line-of-business index. The Company has selected the Nasdaq Industrial Average and a composite peer group consisting of ClinTrials Research Inc., Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The above graph assumes that $100 was invested on September 19, 1996 in AAI stock (at the initial public offering price) and in the index and peer group on September 19, 1996, and the reinvestment of all dividends. The past performance of Company Common Stock is not necessarily indicative of future performance.

                                                           AAI                  NASDAQ INDUSTRIAL              PEER GROUP
                                                           ---                  -----------------              ----------
9/20/96                                                  100.00                      100.00                      100.00
12/31/96                                                 119.53                      100.18                       91.54
12/31/97                                                 103.13                      110.24                       82.15
12/31/98                                                 108.59                      117.75                       78.85
12/31/99                                                  57.03                      202.14                       52.64
12/31/00                                                  63.67                      133.89                       82.84

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING MANAGEMENT

     Approximately 14% of the capital stock of Endeavor Pharmaceuticals, Inc. ("Endeavor") on a fully diluted basis is held by the Company and one executive officer of the Company serves as a director of Endeavor. Pursuant to an agreement among the Endeavor stockholders, the Company has the right to designate one of the eight members of the Endeavor board of directors. The management team at Endeavor is composed of three former employees of the Company. The Company has provided product development and manufacturing services pursuant to agreements with Endeavor. The Company realized $700,000 in net sales to Endeavor in 2000.

     In February 2000, the Company purchased certain product rights and validated manufacturing equipment from Endeavor. Endeavor assigned the rights to an FDA approved hormone product and the related commercialization contract to the Company. Under the commercialization agreement, the Company will be entitled to certain minimum royalties upon the successful transfer of the manufacturing process to the third party. Endeavor also sold a piece of manufacturing equipment and related accessories to the Company. As consideration for the product rights and equipment, the Company agreed to reduce Endeavor's outstanding receivable balance from approximately $2.9 million, including work-in-progress, to $950,000.

     The Company provides product development services to Aesgen, which develops pharmaceutical products. Approximately 30% of Aesgen's outstanding common stock is held by the holders of a majority of the Company's currently outstanding shares of capital stock. In addition, Mr. Waters and Dr. Sancilio serve on the ten-member board of directors of Aesgen. The Company realized $100,000 in net sales to Aesgen in 2000. The Company has the right under its development agreement with Aesgen to provide certain product development and support services to Aesgen with respect to certain drugs currently being developed by Aesgen, provided that the Company's fees for such services are comparable to those of a reasonably comparable firm. In addition, under such development agreement, the Company has agreed, absent certain circumstances, not to develop for its own account or for any other person, any formulation of a product intended to be therapeutically equivalent to the same reference product for any of the products currently under development by Aesgen and any additional drugs that the Company agrees to develop for Aesgen under the development agreement. The Company believes that the terms of such agreement are no less favorable than terms that would be obtained in a transaction with an unrelated third party.

     The Company holds a $1.6 million nonconvertible, non-voting preferred stock investment in Aesgen, and the Company's directors and executive officers beneficially own the following percentages of the fully diluted common equity of
Aesgen: Dr. Sancilio, 12.7%, Mr. Waters, 6.3% and Mr. Underwood, 1.0%.

     In November 1995, in connection with the purchase by GS Capital Partners II, L.P., G.S. Capital Partners II Offshore, L.P., Bridge Street Fund 1995, L.P., Stone Street Fund 1995, L.P., and Goldman, Sachs & Co. Verwaltungs GmbH (the "Goldman Investors") and certain other investors of shares of preferred stock described below, Mr. Waters purchased shares of preferred stock (convertible into 119,833 shares of Common Stock), on substantially the same terms and conditions, including price, as other purchasers of shares of preferred stock. In connection with such transaction, the Company granted certain stockholders, including Mr. Waters and Dr. Sancilio, rights to cause the Company to register for sale shares of Common Stock acquired upon conversion of the preferred stock. All shares of preferred stock were converted into Common Stock automatically upon completion of the Company's initial public offering in September 1996. In addition, in connection with the Company's issuance of shares of preferred stock, Mr. Waters and Dr. Sancilio agreed to indemnify the Company against certain matters including the imposition of certain federal income tax liabilities, if any, in connection with the Company's election to be treated as an S corporation, and the payment of any amount due in connection with the resolution of an assessment against the Company of a North Carolina use tax deficiency of approximately $340,000 plus penalties and interest assessed against the Company. In addition, and as part of the same transaction, Mr. Waters and Dr. Sancilio have agreed to sell to the Company up to a total of 242,539 shares of Common Stock to provide the shares for issuance pursuant to the 1995 Stock Option Plan. Such shares are required to be sold by Mr. Waters and Dr. Sancilio upon the exercise of options under the 1995 Stock Option Plan at the exercise price of such options. As of December 31, 2000, options to acquire 64,297 shares of Common Stock were granted and outstanding under the 1995 Stock Option Plan at an exercise price per share of $8.35. In 2000, 6,174 options were exercised under the 1997 Stock Option Plan under this arrangement.

     The Company has advanced $300,000 to Cetan Technologies, Inc. formerly PharmComm, Inc. ("Cetan"), a company whose principal stockholders include Dr. Frederick Sancilio, Mr. James Waters and Mr. William Underwood, all directors of AAI. One other stockholder of Cetan is a member of AAI management. The advance payment was for services to be rendered by Cetan during 1999 and 2000 for scanning and indexing services required as part of AAI's regulatory compliance and record retention policies. The services were performed by Cetan at market rates after considering the timing of the advance payment. AAI has engaged Cetan to perform these services since 1996 and has compensated Cetan pursuant to written agreements for the services. Cetan also provides computer validation services to AAI at market rates. These validation services are required for compliance with regulatory requirements. Total payments for scanning and validations services provided to AAI by Cetan were approximately $436,000, $277,000 and $308,000 for the years ended December 31, 1998, 1999 and 2000 respectively. At December 31, 2000, the $300,000 advance had been fully utilized.

     In 1988, the Company secured financing with variable rate North Carolina industrial revenue bonds which are supported by a letter of credit issued by a bank. Dr. Sancilio and Mr. Waters guaranteed the Company's obligation to repay amounts drawn under such letter of credit. The industrial revenue bonds were paid in full at their maturity in November 2000.

     Prior to the Company's merger with MTRA in March 1999, MTRA's president was the recipient of two loans from MTRA totaling $680,000. A promissory note, which accrues interest at 6%, is secured by shares of the Company's common stock owned by this executive.

CERTAIN BUSINESS RELATIONSHIPS

     In November 1995, the Goldman Investors and certain other investors purchased shares of preferred stock of the Company. All outstanding shares of preferred stock were converted into Common Stock in conjunction with the Company's public offering of Common Stock in September 1996. The Goldman Investors own 2,276,832 shares of Common Stock, which were purchased at $8.35 per share. Pursuant to a Stockholder Agreement entered into in November 1995 in connection with the purchase of preferred stock, the Goldman Investors have the right to designate one member of the Board of Directors for so long as the Goldman Investors and their affiliates (which include Goldman, Sachs & Co.) beneficially own 10% or more of the outstanding shares of Common Stock. Pursuant to such Agreement, Mr. Gleberman, a managing director of Goldman, Sachs & Co., serves as one of the Company's directors.

     In connection with the purchase by the Goldman Investors and certain other investors of shares of preferred stock in November 1995, the Company agreed that so long as the Goldman Investors beneficially own 5% or more of the outstanding shares of Common Stock, the Company will retain Goldman, Sachs & Co. or an affiliate to perform all investment banking services for the Company for which an investment banking firm is retained and to serve as managing underwriter of any offering of the Company's capital stock on customary terms, consistent with an arm's-length transaction. In the event that the Company and Goldman, Sachs & Co. or their affiliates cannot agree to the terms of such engagement after good faith discussions, the agreement permits the Company to engage any other investment banking firm, although Goldman, Sachs & Co. are entitled to serve as co-managing underwriter in any underwritten offering of the Company's capital stock. Goldman, Sachs & Co. served as lead underwriter in the Company's initial public offering of its Common Stock in September 1996 and in connection therewith the underwriting syndicate purchased approximately 3.1 million shares of Common Stock at an underwriting discount of $3.5 million to the aggregate public offering price. The Company has agreed to indemnify Goldman, Sachs & Co. and their affiliates against certain liabilities, including liabilities under the Securities Act of 1933.

     Goldman Sachs & Co. makes a market in the Common Stock. Because of the affiliation of Goldman, Sachs & Co. with the Company, Goldman, Sachs & Co. is required to deliver a current prospectus to any purchaser in connection with any such market-making transactions. The Company agreed with Goldman, Sachs & Co. to register such transactions under the Securities Act of 1933, and effected such registration in connection with its initial public offering by including in its registration statement for the initial public offering a market-making prospectus required to be used by Goldman, Sachs & Co. The Company has agreed to make from time to time certain amendments or supplements to the market-making prospectus and to pay certain expenses relating to such amendments or supplements. Such expenses were less than $60,000 in 2000.

              APPROVAL OF AMENDMENT TO THE 1997 STOCK OPTION PLAN

     Under the proposed amendment to the 1997 Stock Option Plan (the "Amended Plan"), the Company will be authorized to grant options to purchase up to 2,644,000 shares of Common Stock, an increase of 500,000 shares from the current 1997 Option Plan. The Board anticipates that the 500,000 additional options, combined with the options currently available for grant under the 1996 Stock Option Plan and the 1997 Stock Option Plan, should be sufficient for employee grants through the year 2001, unless the Company undertakes a significant acquisition in such period. The Compensation Committee has recommended, and the Board has approved, adopting the Amended Plan authorizing the Company to issue up to 2,644,000 options to purchase the Company's Common Stock.

     The Board of Directors recommends the Company's Stockholders vote FOR the adoption of the Amended Plan.

     The following is a summary description of the principal terms of the proposed 1997 Option Plan but does not purport to be complete and is qualified in its entirety by the full text of the 1997 Option Plan. Stockholders may obtain a copy of the 1997 Stock Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, attention: Investor Relations.

     The purpose of the 1997 Option Plan is to promote the growth and profitability of the Company and its subsidiaries by increasing the personal participation of officers and key employees in the financial performance of the Company. The 1997 Option Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 1997 Option Plan and to make all other determinations necessary and advisable for the administration of the 1997 Option Plan. All of the Company's employees will be eligible to receive stock options to purchase shares of Common Stock ("Options") pursuant to the 1997 Option Plan. A total of 1,537,982 options have been awarded and are outstanding under the 1997 Stock Option Plan.

     Awards of Options may be made to officers and other key employees of the Company or its subsidiaries ("Optionees"). The 1997 Option Plan permits awards of Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and nonqualified options. The Compensation Committee is authorized to establish the exercise price of Options, although the per share exercise price for Options intended to qualify as incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant (110% for certain 10% stockholders). The exercise price per share of any Option awarded under the 1997 Option Plan may not be less than 100% of the fair market value of a share of Common Stock on the date of grant of the Option. The market value of Common Stock at March 22, 2001 was $11.38 per share. The Compensation Committee is authorized to set the term of the Options, which may be no longer than 10 years (5 years for certain Options intended to qualify as incentive stock options).

     Options awarded under the 1997 Option Plan will become exercisable as determined by the Compensation Committee. The Options become immediately exercisable upon completion of certain transactions involving a change in control of the Company or a sale by the Company of all or substantially all of its assets. Unexercised Options will expire thirty days after termination of the Optionee's employment, other than as a result of death, disability or retirement, in which cases Options may be exercised for a specified period after termination of employment. Options may not be transferred other than by will or the laws of descent and distribution or pursuant to certain qualified domestic relations orders.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to Options awarded under the Stock 1997 Option Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     An Optionee will not recognize any taxable income upon the grant of a nonqualified option, and the Company will not be entitled to a tax deduction with respect to such grant. Upon exercise of a nonqualified option, the excess of the fair market value of the shares on the exercise date over the exercise price will be taxable as compensation income to the Optionee. Subject to the Optionee including such excess amount in income or the Company satisfying applicable reporting requirements, the Company should be entitled to a tax deduction in the amount of such compensation income. The Optionee's tax basis for the shares received pursuant to such exercise will equal the sum of the compensation income recognized and the exercise price.

     In the event of a sale of shares received upon the exercise of a nonqualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such stock was more than one year.

     Generally, an Optionee should not recognize taxable income at the time of grant or exercise of an incentive stock option and the Company should not be entitled to a tax deduction with respect to such grant or exercise. The exercise of an incentive stock option generally will give rise to an item of tax preference that may result in alternative minimum tax liability for the Optionee.

     A sale or other disposition by an Optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such Optionee and more than two years after the date of grant of the incentive stock option should result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the Optionee with no deduction being allowed to the Company. Upon a sale or other disposition of shares acquired upon the exercise of an incentive stock option within one year after the transfer of the shares to the Optionee or within two years after the date of grant of the incentive stock option (including the delivery of such shares in payment of the exercise price of another incentive stock option within such period), any excess of (a) the lesser of (i) the fair market value of the shares at the time of exercise of the Option and (ii) the amount realized on such disqualifying sale or other disposition of the shares over (b) the exercise price of such shares, should constitute ordinary income to the Optionee and the Company should be entitled to a deduction in the amount of such income. The excess, if any, of the amount realized on a disqualifying sale over the fair market value of the shares at the time of the exercise of the Option generally will constitute short-term or long-term capital gain and will not be deductible by the Company. Special rules may apply to Optionees who are subject to Section 16 of the Exchange Act.

     Under certain circumstances the accelerated vesting or exercise of Options in connection with a change of control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     SECTION 162(m). Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to the chief executive officer or any of the four other most highly compensated executive officers who are employed by the Company on the last day of the taxable year. Compensation attributable to Options granted under the 1997 Option Plan should not be subject to such deduction limitations.

                APPROVAL AND ADOPTION OF 2000 STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     Under the proposed 2000 Stock Option Plan for Non-Employee Directors ("2000 Option Plan"), the Company will be authorized to grant options to purchase up to 410,000 shares of Common Stock. The Board has approved adopting the 2000 Option Plan authorizing the Company to issue 410,000 options to purchase the Company's Common Stock.

     The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Annual Meeting is necessary to approve the adoption of the 2000 Option Plan. The Board of Directors recommends the Company's stockholders approve the adoption of the 2000 Option Plan.

     The following summary description of the principal terms of the proposed 2000 Option Plan does not purport to be complete and is qualified in its entirety by the full text of the 2000 Option Plan. Stockholders may obtain a copy of the 2000 Stock Option Plan free of charge by contacting the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405, Attention:
Investor Relations.

     The purpose of the 2000 Option Plan is to promote the growth and profitability of the Company and its subsidiaries by attracting and retaining knowledgeable members of the business and scientific community to serve as members of the Company's Board of Directors, and thus furthering the financial performance of the Company. The 2000 Option Plan will be administered by the full Board of Directors. The Board of Directors have authority to interpret the terms and provisions of, and adopt, amend and rescind general and special rules relating to the administration of, the 2000 Option Plan and to make all other determinations necessary and advisable for the administration of the 2000 Option Plan. All of the Company's non-employee directors will be eligible to receive stock options ("Options") to purchase shares of Common Stock pursuant to the 2000 Option Plan. No Options have been awarded under the 2000 Stock Option Plan.

     The Company has previously granted 310,000 Options to non-employee directors under the 1997 Stock Option Plan. Upon approval of the 2000 Option Plan, all 310,000 Options will be surrendered and replaced with Options granted under the 2000 Option Plan. All replacement Options will contain the same vesting schedules and exercise prices of the surrendered options.

     The Board of Directors is authorized to establish the exercise price of Options, although the per share exercise price for Options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. The market value of common Stock at March 22, 2001 was $11.38 per share. The Board of Directors is authorized to set the term of the Options, which may be no longer than 10 years.

     Options granted under the 2000 Option Plan are not intended to qualify as incentive stock options as under Section 422 of the Internal Revenue Code of 1986, amended. For a discussion of the principal United States Federal Income Tax consequences associated with non-qualified options, please refer to the paragraph entitled, "Certain Federal Income Tax Consequences" on page 14.

     The Board of Directors recommends a vote FOR the approval and adoption of the 2000 Stock Option Plan for Non-Employee Directors.

                             AUDIT COMMITTEE REPORT

     The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs Audit Committee composition. The requirement that Audit Committee members all be "independent directors" as that term is defined by NASD Rule 4200 (a)(14). One Committee member, John Ryan, is an officer of a company which, due to the ownership interest of James L. Waters, another AAI director, and Mr. Waters's beneficial ownership of approximately 13.7% of the outstanding shares of the Company's Common Stock, may technically qualify the other company as an affiliate of AAI and thus call into question Mr. Ryan's independence under the NASDAQ rules and his ability to serve on the Company's Audit Committee. The full board, with Mr. Ryan abstaining, determined that in light of (a) his long tenure and experience on the Company's Audit Committee and intimate knowledge of the Company's activities and systems coming within the scope of the Audit Committee,
(b) his function as Chairman of said Committee during the entire time since the Company went public, (c) his experience, unique among the members of the Company's Board of Directors and Audit Committee, as a certified public accountant and expert in accounting matters; (d) his long experience as an audit partner at Coopers & Lybrand, (e) the distant and tenuous nature of the technical factual basis for his lack of independence as defined by NASDAQ Rule 4200(a)(14), and (f) his actual independence as a non-employee director of the Company, pursuant to

NASDAQ Rule 4350(d)(2), under these exceptional and limited circumstances, that membership on the Audit Committee by John Ryan is required in the best interests of the Company and its stockholders.

     The Audit Committee oversees the Company's financial process on behalf of the Board of Directors. Management has the primary responsibility for preparing the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board has adopted a written Charter of the Audit Committee, a copy of which is attached as a Appendix A hereto.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The committee held five meetings during fiscal 2000. The Company incurred the following fees for services performed by Ernst & Young LLP in fiscal 2000.

AUDIT FEES

     The Company has been billed $380,000 for fees for the fiscal year 2000 audit and the review of Forms 10-Q ("Audit Services").

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Ernst & Young LLP has not performed any services related to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     Aggregate fees billed for all other services rendered by Ernst & Young LLP for the fiscal year ended December 31, 2000 are $432,000, including $77,000 for audit-related services.

     The Audit Committee considered whether the provision of all services unrelated to the Audit Services are compatible with maintaining Ernst & Young LLP's independence in performing its Audit Services.

     In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The committee and the Board have also recommended, subject to shareholder approval, the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2001.

                                                  James G. Martin, Ph.D.
                                                  Richard G. Morrison, Ph.D.
                                                  John M. Ryan, Chairman

                                  APPROVAL OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

     The Board of Directors recommends the Company's stockholders vote FOR ratifying the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Under the applicable rules of the Securities and Exchange Commission, a stockholder who wishes to submit a proposal for inclusion in the proxy statement of the Board of Directors for the annual meeting of stockholders to be held in the spring of 2002 must submit such proposal in writing to the Secretary of the Company at the Company's principal executive offices no later than December 10, 2001.

     The By-laws of the Company establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders of the Company and for nominations by stockholders of candidates for election as directors at an annual meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given to the Secretary of the Company timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors or by a committee of the Board of Directors designated to make nominations, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected, will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Accordingly, any notice of nominations or other business to be brought before the 2002 annual meeting of stockholders must be received by the Secretary of the Company by December 10, 2001. The notice of any stockholder proposal or nomination for election as a director must set forth the various information required under the By-laws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them. Any stockholder desiring a copy of the Company's By-laws will be furnished one without charge upon written request to the Secretary of the Company at 2320 Scientific Park Drive, Wilmington, North Carolina 28405.

                                 OTHER MATTERS

     The Board knows of no other matters which will be presented to the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, the proxy solicited by this Proxy Statement will be voted in accordance with the judgment of the person or persons holding such proxy.

                                          By Order of the Board of Directors,

                                          Gregory S. Bentley
                                          Secretary

Wilmington, North Carolina
April 9, 2001

           YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.
             WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE
              REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY
                       IN THE ENCLOSED POSTPAID ENVELOPE.

                                                                         ANNEX A

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and aaiPharma Inc. ("AAI"). Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and AAI. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to AAI's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of AAI financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of AAI. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AAI and the power to retain outside counsel or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the audit committee is to oversee AAI's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing AAI's financial statements and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

     The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of AAI's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and AAI and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of AAI's independent auditors, subject to shareholders' approval.

     The committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AAI's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

     The committee shall review the interim financial statements with management and the independent auditors prior to the filing of AAI's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

     The committee shall review with management and the independent auditors the financial statements to be included in AAI's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                            - FOLD AND DETACH HERE -

REVOCABLE PROXY                  AAIPHARMA INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    The undersigned hereby appoints Gregory S. Bentley and Albert N. Cavagnaro as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of aaiPharma Inc. (the "Company") held of record by the undersigned on March 22, 2001 at the annual meeting of stockholders to be held on May 11, 2001 or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR the nominees listed below                               WITHHOLD AUTHORITY
   (except as marked to the contrary below)    [ ]             to vote for the nominees listed below    [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR A NOMINEE, STRIKE A LINE THROUGH
                     THE NOMINEE'S NAME IN THE LIST BELOW.)

                                James L. Waters
                             James G. Martin, Ph.D.

2. PROPOSAL TO APPROVE the Amendment to the 1997 Stock Option Plan authorizing the issuance of an additional 500,000 options;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

3. PROPOSAL TO APPROVE AND ADOPT the 2000 Stock Option Plan for Non-Employee Directors authorizing the issuance of up to 410,000 options;

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

4. PROPOSAL TO RATIFY AND APPROVE the appointment of Ernst & Young LLP as the independent public accountants for the Company for the fiscal year ending December 31, 2001; and

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

      PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED
                           POSTAGE-PREPAID ENVELOPE.

                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE DIRECTORS, FOR THE AMENDMENT TO THE 1997 STOCK OPTION PLAN, FOR THE APPROVAL AND ADOPTION OF THE 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS AND FOR APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND THIS PROXY WILL BE VOTED FOR THE NOMINEE DIRECTORS AND EACH PROPOSAL UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 9, 2001, and revokes all proxies heretofore given by the undersigned.

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


                                                 Dated:                   , 2001
                                                       -------------------

                                                 -------------------------------
                                                 Signature

                                                 -------------------------------
                                                 Signature if held jointly

                                                 PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                 USING THE ENCLOSED
                                                 POSTAGE-PREPAID ENVELOPE.